Exhibit 99.1

MEDCATH CONTACTS:

Art Parker	Lora Ramsey
President & Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700

MEDCATH ANNOUNCES FILING OF CERTIFICATION ON FORM 15 TO SUSPEND ITS REPORTING OBLIGATIONS UNDER SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

CHARLOTTE, N.C., October 29, 2012—MedCath Corporation (the “Company”) announced today that it intends to file with the Securities and Exchange Commission (the “SEC”) on or before October 30, 2012 a Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Exchange Act on Form 15. The Company is filing the Form 15 to terminate the registration under section 12(g) of the Exchange Act of both the Company’s common stock, $.01 par value (the “Common Stock”), and the preferred stock purchase rights attached to the Common Stock. The Company is also filing the Form 15 to notify the SEC of the suspension of the Company’s periodic reporting obligation under Section 15(d) of the Exchange Act as to its fiscal year beginning October 1, 2012, as of which date the Company had fewer than 300 security holders of record with respect to the Common Stock.

The Company is not obligated to and will not file current and periodic reports with the SEC for its current fiscal year and does not expect to be obligated to do so in any subsequent fiscal year but, the Company is obligated to file an Annual Report on Form 10-K for its previous fiscal year, which ended September 30, 2012. The Company expects to file that Annual Report on Form 10-K on December 14, 2012.

The Company previously filed a Certificate of Dissolution with the Delaware Secretary of State (the “Dissolution Filing”) that became effective as of 5:00 p.m., Eastern Time, September 21, 2012. The NASDAQ Stock Market LLC (“NASDAQ”) filed with the SEC on September 21, 2012 a Notice of Removal from Listing and/or Registration on Form 25 to delist the Company’s common stock from NASDAQ.

Upon the effectiveness of the Dissolution Filing, the Company closed its stock transfer books and discontinued recording transfers of its Common Stock, except for transfers by will, intestate succession or operation of law. From and after the effectiveness of the Dissolution Filing, the Company’s stockholders have only such rights and obligations as provided under the Delaware General Corporation Law for stockholders of a dissolved corporation.

Although the Company will no longer be filing current and periodic reports with the SEC, the Company intends to post periodically on its website a statement of net assets and a statement of changes in net assets and to post from time to time information about any material developments with respect to any significant transactions for disposing of the Company’s remaining assets, any significant developments in claims, litigation, investigations and any other future events that could materially impact the timing or amount of liquidating distributions, if any, to be made to the Company’s stockholders of record as of the effectiveness of the Filing.

About MedCath

MedCath Corporation, headquartered in Charlotte, N.C., was a health care provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. Having now divested all of its hospitals and made the Dissolution Filing, MedCath is focused on realizing the value of its remaining immaterial assets, making tax and regulatory filings, winding down its business affairs, managing its known and unknown contingencies, and seeking to make distributions, if any, to its stockholders as part of its plan of dissolution.